Exhibit 99.1

BioTime Announces Second Quarter 2010 Financial Results and Recent Corporate Developments

57% Increase in Total Revenue for the Quarter

99% Increase in Total Revenues Year to Date over Last Year

ALAMEDA, Calif.--(BUSINESS WIRE)--August 16, 2010--BioTime, Inc. (NYSE Amex:BTIM) today reported financial results for the quarter ended June 30, 2010 and provided an update on recent corporate developments.

For the three months ended June 30, 2010, total revenue (including royalty income, revenue recognition of deferred license fees, and grant income) was $680,278, up 57% from $432,090 for the same period one year ago. For the six months ended June 30, 2010, total revenue (including royalty income, revenue recognition of deferred license fees, and grant income) was $1,447,406, up 99% from $728,833 for the same period one year ago. These increases in revenue are primarily attributable to our receipt of a $395,096 quarterly installment of our $4.7 million research grant from the California Institute of Regenerative Medicine in each of the first two quarters of 2010. The net loss for the three months ended June 30, 2010 was $2.3 million, or ($0.06) per share, compared to a net loss of $1.5 million or ($0.05) per share for the three months ended June 30, 2009. Net loss for the six months ended June 30, 2010 was approximately $3.5 million, compared to a net loss of approximately $3.0 million for the six months ended June 30, 2009. Increases in net loss in 2010 reflect increases in research and development as we continued to expand our stem cell research program, and also reflect increases in other operating expenses.

Cash and cash equivalents totaled $18.1 million as of June 30, 2010, compared with $12.2 million as of December 31, 2009. During the six months ended June 30, 2010, BioTime received $9,041,403 in net cash from financing activities, including $150,422 received in connection with the exercises of 90,702 options and $8,890,981 received in connection with the exercises of 4,838,942 warrants.

For the three and six months ended June 30, 2010, BioTime recognized, respectively, $215,293 and $512,294 in royalty revenue from the sale of Hextend®, BioTime’s proprietary physiologically balanced blood plasma volume expander for treating low blood volume, a condition often caused by blood loss during surgery or by trauma. This compares to royalty revenue from the sale of Hextend of $351,724 and $574,391 during the three and six month periods, respectively, ended June 30, 2009. The decrease in royalties is primarily attributable to a decrease in sales to the United States Armed Forces by Hospira.

“Our goals for 2010 include increasing revenue from the sale of our stem cell research products; ramping up our first programs for the development of stem cell therapeutic products through our subsidiaries OncoCyte Corporation and OrthoCyte Corporation, and pursuing development and marketing opportunities through ES Cell International Pte Ltd, a Singapore stem cell company that we acquired during our second quarter,” said Michael West, Ph.D., our President and CEO. We are now offering 36 novel stem cell lines through our subsidiary Embryome Sciences, Inc. and we plan to introduce 62 additional cell lines and associated media, matrices, and conditioned media for a total of 299 research products marketed during the second half of the year. Our therapeutic product development efforts at OncoCyte are focused on creating genetically modified stem cells designed to target and destroy malignant tumors, while the initial focus of our work at OrthoCyte is the development of stem cells that have the capability to regenerate cartilage and other connective tissues. Arnold I. Caplan, Ph.D., Professor of Biology and General Medical Sciences and director of the Skeletal Research Center at Case Western Reserve University, has joined OrthoCyte on a part-time basis as its Chief Scientific Officer while maintaining his faculty position. Dr. Caplan is an internationally renowned scholar in the field of musculoskeletal research.

“We will also be expanding our work with induced pluripotent stem cell or “iPS” technology. Earlier this year, our scientists co-authored a scientific paper titled “Spontaneous Reversal of Developmental Aging in Normal Human Cells Following Transcriptional Reprogramming,” which was published in the peer-reviewed journal Regenerative Medicine. The paper explains the use of iPS technology to reverse the developmental aging of normal human cells. Using precise genetic modifications, normal human cells were induced to reverse both the “clock” of differentiation (the process by which an embryonic stem cell becomes the many specialized differentiated cell types of the body), and the “clock” of cellular aging (telomere length). As a result, aged differentiated cells became young stem cells capable of regeneration. These findings may have significant implications for the development of new classes of cell-based therapies targeting age-related degenerative disease,” continued Dr. West.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. BioTime develops and markets research products in the field of stem cells and regenerative medicine through its wholly-owned subsidiary, Embryome Sciences, Inc. BioTime’s subsidiary OncoCyte Corporation focuses on the therapeutic applications of stem cell technology in cancer. BioTime also plans to develop, through its subsidiary, BioTime Asia, Limited, therapeutic products in China for the treatment of ophthalmologic, skin, musculo-skeletal system, and hematologic diseases, including the targeting of genetically modified stem cells to tumors as a novel means of treating currently incurable forms of cancer. BioTime is also seeking to develop therapeutic applications of stem cells to treat orthopedic diseases and injuries through its newly formed subsidiary OrthoCyte Corporation. On May 3, 2010, BioTime also acquired ES Cell International Pte. Ltd. (“ESI”), a Singapore private limited company. Established in 2000, ESI focuses on hES technology, and is a distributor of hES cell lines to the research community. ESI holds over 49% of the shares of Cell Cure Neurosciences Ltd. (“Cell Cure”), an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment, and other applications. BioTime’s lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS	June 30, 2010 (unaudited)	December 31, 2009
CURRENT ASSETS:
Cash and cash equivalents	$18,056,089	$12,189,081
Inventory	49,478	38,384
Prepaid expenses and other current assets	880,571	138,547
Total current assets	18,986,138	12,366,012

Equipment, net of accumulated depreciation of $85,496 and $54,291, respectively	339,418	131,133
Deferred license and consulting fees	2,165,700	880,000
Deposits	51,900	55,926
Intangible assets, net	12,603,756	-
TOTAL ASSETS	$34,146,912	$13,433,071
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$795,505	$530,958
Deferred grant income	263,397	263,397
Deferred license revenue, current portion	323,581	367,904
Total current liabilities	1,382,483	1,162,259

LONG-TERM LIABILITIES:
Deferred license revenue, net of current portion	1,121,693	1,223,823

EQUITY
Preferred Shares, no par value, authorized 1,000,000 shares; none issued	-	-
Common shares, no par value, authorized 75,000,000 shares; issued and outstanding shares: 39,980,703 and 33,667,659 at June 30, 2010 and December 31, 2009, respectively	83,989,113	59,722,318
Contributed capital	93,972	93,972
Accumulated other comprehensive loss	(5,910)	-
Accumulated deficit	(56,315,757)	(52,769,891)
Total shareholders’ equity	27,761,418	7,046,399
Noncontrolling interest	3,881,318	4,000,590
Total equity	31,642,736	11,046,989
TOTAL LIABILITIES AND EQUITY	$34,146,912	$13,433,071

BIOTIME, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

REVENUES:
License fees	$58,216	$73,226	$131,442	$146,452
Royalties from product sales	215,293	351,724	512,294	574,391
Grant income	395,095	6,800	790,191	6,800
Other revenue	11,674	340	13,479	1,190
Total revenues	680,278	432,090	1,447,406	728,833

EXPENSES:
Research and development	(1,429,027)	(639,594)	(2,588,978)	(1,165,418)
General and administrative	(1,566,675)	(900,146)	(2,499,973)	(1,582,320)
Total expenses	(2,995,702)	(1,539,740)	(5,088,951)	(2,747,738)

Loss from operations	(2,315,424)	(1,107,650)	(3,641,545)	(2,018,905)

OTHER INCOME/(EXPENSES):
Interest expense	(99)	(365,539)	(157)	(973,566)
Other income/(loss)	(38,263)	1, 819	(24,108)	2,887
Total other income/(expenses), net	(38,362)	(363,720)	(24,265)	(970,679)
NET LOSS	(2,353,786)	(1,471,370)	(3,665,810)	(2,989,584)
Less: Net loss attributable to the noncontrolling interest	$94,011	$-	$119,272	$-

Net loss attributable to BioTime, Inc.	$(2,259,775)	$(1,471,370)	$(3,546,538)	$(2,989,584)

Foreign currency translation loss	(5,910)	-	(5,910)	-

COMPREHENSIVE NET LOSS	$(2,265,685)	$(1,471,370)	$(3,552,448)	$(2,989,584)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.06)	$(0.05)	$(0.10)	$(0.11)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	37,562,372	27,085,454	35,651,404	26,199,630

CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com